Exhibit 99.3

AMENDMENT NO. 1 TO THE

BENCHMARK ELECTRONICS, INC.

2002 STOCK OPTION PLAN

FOR NON-EMPLOYEE DIRECTORS

The first sentence of Section 5 of the Benchmark Electronics, Inc. 2002 Stock Option Plan for Non-Employee Directors is hereby deleted in its entirety and replaced with the following:

“Commencing with the Annual Meeting of the Shareholders approving this Plan, each non-employee director of the Company shall receive a grant of an option to purchase 7,000 shares (and any additional shares required to give effect to any stock dividend paid since the adoption of this Plan on April 4, 2002) of Common Stock, or any lesser amount of shares as the Board shall determine in its sole discretion, upon the occurrence of the non-employee director’s election or re-election to the Board by the shareholders or appointment to the Board by the Board as contemplated by the bylaws of the Company.”